EXHIBIT 10(r)
RENEWAL OF DAVID H. ROCHE EMPLOYMENT AGREEMENT

          THIS AGREEMENT, and Addendum to that certain Employment Agreement between the parties dated March 1, 2001, is made and entered into this 22nd day of August, 2006 to be effective until September 1, 2006, by and between Minn-Dak Farmers Cooperative, a North Dakota Cooperative Association, with its principal office located at 7525 Red River Road, Wahpeton, North Dakota 58075, herinafter referred to as “Minn-Dak”, and David H. Roche of 702 East Lakeside Drive, Fergus Falls, Minnesota 56537, herinafter referred to as “Roche”.

          WHEREAS, the parties entered into an Employment Agreement dated March 1, 2001 with a term of 18 months, which expired on August 31, 2002; a Renewal Agreement dated August 27, 2002 with a term of 12 months, which expired August 31, 2003; a Renewal Agreement dated August 26, 2003 with a term of 12 months, which expired August 31, 2004; a Renewal Agreement dated August 24, 2004 with a term of 12 months, which expired August 31, 2005; and a Renewal Agreement dated August 23, 2005 with a term of 12 months, which expires August 31, 2006.

          WHEREAS, the parties wish to renew said Employment Agreement effective September 1, 2006 for a 12 month period with modification of salary and vacation provisions.

          NOW THEREFORE Minn-Dak does hereby employ and Roche does hereby accept such renewal of employment under the following terms and conditions:

1.	The term of this Renewal Agreement shall be from September 1, 2006 through August 31, 2007.

2.	Section Four A. of the Employment Agreement shall be amended to read as follows:

Roche shall receive compensation during the term of this agreement as follows:

	A.	During the 12 month term of this Renewal Agreement, a base salary of $322,400.00/year payable bi-weekly pursuant to Minn-Dak’s current payroll program.

3.	Section Eight A. of the Employment Agreement shall be amended as follows:

B.

During the initial 18 month employment term, Roche shall have 3 weeks vacation during the first year and 4 weeks per year after the first year. Roche shall have 5 weeks of vacation per year commending on September 1, 2006. Increases in vacation time over and above 5 weeks shall be at the discretion of the board of directors. Company policy encourages the use of vacation time from one anniversary date to the next anniversary date with a maximum carryover of 240 hours of vacation from one period to the next.

4.	All remaining relevant provisions contained in the Employment Agreement dated March 1, 2001, shall remain in full force and effect during this renewal term.

MINN-DAK FARMERS COOPERATIVE		ROCHE

BY	/s/ Michael Hasbargen	/s/ David H. Roche

	Michael Hasbargen,	David H. Roche
Chairman of the Board of Directors

DATE:	8-22-06	DATE:	8-22-06

STATE OF NORTH DAKOTA	)
)SS
COUNTY OF RICHLAND	)

          The foregoing instrument was acknowledged before me this 22nd day of August, 2006 by Michael Hasbargen, Chairman of the Board of Directors of Minn-Dak Farmers Cooperative, on behalf of said cooperative, and David H. Roche.

(Notary Public Stamp)	/s/ Julie A. Langston

Notary Public